Exhibit 4.k

Fidelity & Guaranty Life Insurance Company

FREE WITHDRAWAL RIDER

This rider is a part of the Contract to which it is attached. It is subject to the terms, conditions, and provisions contained in the Contract. The following provisions are added to the Contract. This rider will supersede any conflicting provisions of the Contract.

RIDER OVERVIEW

WHEN IS THIS RIDER EFFECTIVE?

The rider effective date is the Issue Date.

WHAT BENEFIT DOES THIS RIDER PROVIDE?

Under Your base Contract, Surrender Charges are assessed on Withdrawals and Surrender. The Free Withdrawal Amount provided by this rider is the amount that may be withdrawn from this Contract during a Contract Year without incurring a Surrender Charge.

RIDER SPECIFICATIONS

WHAT SPECIFICATIONS APPLY TO THIS FREE WITHDRAWAL RIDER?

This rider uses a Free Withdrawal Start Year, Free Withdrawal Percentage, and Free Withdrawal Basis to determine the Free Withdrawal Amount for each Contract Year. The Free Withdrawal Percentage and Free Withdrawal Basis may vary by Contract Year.

WHERE ARE THE SPECIFICATIONS LOCATED FOR THIS FREE WITHDRAWAL RIDER?

All specifications applicable under this rider are shown on the Specifications Page.

WHICH SPECIFICATIONS ARE GUARANTEED?

All specifications under this rider are guaranteed, including Free Withdrawal Start Year, Free Withdrawal Percentage, and Free Withdrawal Basis. These specifications are set on the rider effective date and will not change.

WHICH SPECIFICATIONS ARE NOT GUARANTEED AND ARE SUBJECT TO CHANGE?

All specifications applicable under this rider are guaranteed, though the current value used in the Free Withdrawal Amount calculation is determined according to the Free Withdrawal Basis and may vary by Contract Year.

FREE WITHDRAWAL

WHAT IS A FREE WITHDRAWAL?

A Free Withdrawal is any amount withdrawn which does not exceed the Free Withdrawal Amount. The Free Withdrawal Amount may vary by Contract Year.

Free Withdrawals do not incur a Surrender Charge.

HOW IS THE FREE WITHDRAWAL AMOUNT CALCULATED?

For any Contract Year prior to the Free Withdrawal Start Year, the Free Withdrawal Amount is zero (0).

For any Contract Year beginning with the Free Withdrawal Start Year, the Free Withdrawal Amount is equal to (A x B) – C, where:

•	A is the Free Withdrawal Percentage; and

•	B is the value of the Free Withdrawal Basis. The timing and value of the Free Withdrawal Basis is described on the Specifications Page.

•	C is any amounts previously withdrawn in the current Contract Year which were not subject to Surrender Charges.

CAN THE FREE WITHDRAWAL AMOUNT BE CARRIED OVER TO THE NEXT CONTRACT YEAR?

No; any unused Free Withdrawal Amount during a Contract Year is not carried over to any subsequent Contract Years.

CAN A WITHDRAWAL EXCEED THE FREE WITHDRAWAL AMOUNT?

Yes, Withdrawals can be made in any amount, subject to the limitations of Your Contract. Any amount withdrawn from the Contract in excess of the Free Withdrawal Amount will be subject to any applicable Surrender Charge.

[1]

RILA-FW (05-22)

Fidelity & Guaranty Life Insurance Company

FREE WITHDRAWAL RIDER (CONTINUED)

GENERAL PROVISIONS

IS THIS RIDER PARTICIPATING AND DOES IT PROVIDE FOR PAYMENT OF DIVIDENDS?

No; this Rider is not participating and dividends are not payable.

IS THERE A CHARGE FOR THIS RIDER?

No; there is no explicit charge deducted from your Account Value for this rider.

WHEN DOES THIS RIDER TERMINATE?

The rider will terminate when the Contract terminates.

Signed for the Company.

Fidelity & Guaranty Life Insurance Company

[
Chris Blunt ]
President

[2]

RILA-FW (05-22)